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                                  Exhibit 21

                         Subsidiaries of the Company



1.  Sirrom Investments, Inc., a Tennessee corporation

2.  Sirrom Funding Corporation, a Delaware corporation

3.  Harris Williams & Co, Inc., a Virginia corporation

4.  Tandem Capital, Inc., a Tennessee corporation

5.  SWS1, Inc., a Tennessee corporation

6.  SWS2, Inc., a Tennessee corporation

7.  SWS3, Inc., a Tennessee corporation